EXHIBIT 99.1

Affinion Group

For Immediate Release	Contact:

	Tom Williams	(203) 956-8836
Chief Financial Officer

AFFINION GROUP, INC. ANNOUNCES RESULTS FOR THE QUARTER ENDED

MARCH 31, 2007 - ADJUSTED EBITDA OF $61.4 MILLION, MAKES $25 MILLION DEBT PREPAYMENT, ITS

SEVENTH VOLUNTARY PREPAYMENT, AND REAFFIRMS ITS 2007 ADJUSTED EBITDA GUIDANCE

NORWALK, Connecticut – May 14, 2007 – Affinion Group, Inc. (“Affinion” or the “Company”), a leading affinity direct marketer of value-added membership, insurance and package enhancement programs and services to consumers, today announced its financial results for the quarter ended March 31, 2007.

On October 17, 2005, Affinion Group Inc. completed the acquisition (the “Transactions”) of the marketing services division (the “Predecessor”) of Cendant Corporation (“Cendant”) pursuant to a purchase agreement dated July 26, 2005, as amended. Substantially all of the assets and liabilities of the Predecessor were acquired by Affinion in the Transactions.

The information presented below is a comparison of the unaudited consolidated results of operations for the quarter ended March 31, 2007 to the unaudited consolidated results of operations for the quarter ended March 31, 2006.

Purchase accounting adjustments made in 2005 as a result of the Transactions had a significant impact on Affinion’s results of operations for the quarters ended March 31, 2007 and 2006. For example, because deferred revenues were reduced in purchase accounting, net revenues recognized for periods following the Transactions were less than they otherwise would have been, with the majority of the impact of the purchase accounting adjustment recognized in 2005 and 2006 and declining in future periods. The effect of purchase accounting adjustments in Affinion’s results of operations for the quarter ended March 31, 2007 as compared to the quarter ended March 31, 2006 was to increase net revenues by $77.8 million and to increase Segment EBITDA by $50.5 million.

Results for the Quarter Ended March 31, 2007

Net revenues for the quarter ended March 31, 2007 were $320.5 million compared to $245.9 million for the quarter ended March 31, 2006. The increase in net revenues was primarily attributable to an increase of $77.8 million for the quarter ended March 31, 2007 as compared to the comparable quarter of the prior year principally due to decline in the impact of the non-cash reduction in deferred revenue recorded in purchase accounting as part of the Transactions. Net revenues excluding the impact of the Transactions decreased $3.2 million primarily due to lower Membership segment revenue resulting from a change in certain deal strucures, and lower Loyalty segment revenue primarily due to lower royalty revenue from patent licenses and the termination of a contract during the fourth quarter of 2006. These declines were partially offset by increased International segment revenue to new retail and other retail program introductions and a favorable currency impact. Segment EBITDA for the quarter ended March 31, 2007 was $52.1 million compared to $7.5 million for the quarter ended March 31, 2006. Segment EBITDA for the quarter ended March 31, 2007 included a positive variance of $50.5 million of non-cash purchase accounting adjustments, primarily due to the decrease in the effect of the deferred revenue reduction. Segment EBITDA excluding the impact of the Transactions decreased $5.9 million due to the decline in revenues excluding the impact of the Transactions and an increase in general and administrative expenses, primarily due to higher costs associated with a dividend paid to equity holders and Sarbanes-Oxley compliance costs. These negative impacts on Segment EBITDA were partially offset by lower operating costs primarily due to lower product and servicing costs in our Membership business.

Adjusted EBITDA (as defined by Note (a) of Table 7) for the three months ended March 31, 2007 was $61.4 million compared to $61.1 million for the three months ended March 31, 2006.

Selected Liquidity Data

As part of the financing for the Transactions, Affinion (a) issued $270.0 million principal amount of 10 1/8% senior notes maturing on October 15, 2013 ($266.4 million net of discount), (b) entered into new senior secured credit facilities consisting of a term loan facility in the principal amount of $860.0 million and a revolving credit facility in an aggregate amount of up to $100.0 million, and (c) entered into a senior subordinated bridge loan facility in the principal amount of $383.6 million. On April 26, 2006, $349.5 million of principal borrowings under the senior subordinated bridge loan facility were repaid using the proceeds from a private offering of $355.5 million aggregate principal amount of 11 1/2% senior subordinated notes maturing on October 15, 2015. Subsequently, on May 3, 2006, the remaining $34.1 million of principal borrowings under the senior subordinated bridge loan facility were repaid using the proceeds from another private offering of $34.0 million aggregate principal amount of 10 1/8% senior notes maturing on October 15, 2013. The senior notes were issued as additional notes under the indenture dated as of October 17, 2005.

At March 31, 2007, Affinion had $302.1 million outstanding under the senior notes (net of discounts and premiums), $730.0 million outstanding under the term loan facility, $351.0 million outstanding under the senior subordinated notes (net of discount), and $98.5 million available under the revolving credit facility (after giving effect to the issuance of $1.5 million of letters of credit). In addition, at March 31, 2007, Affinion had $40.2 million of unrestricted cash on hand.

Voluntary Debt Prepayment

On May 14, 2007, Affinion made a voluntary prepayment of $25.0 million principal amount under the term loan facility. This was Affinion’s seventh voluntary prepayment. Since October 17, 2005, including this prepayment, Affinion has prepaid $155.0 million, or approximately 18.0%, of the term loan.

Guidance

Affinion reaffirmed its full year 2007 adjusted EBITDA to be within the range of $275-$285 million.

Call-In Information

Affinion will hold an informational call to discuss the results for the quarter ended March 31, 2007 at 11:00 am. (EDT) on Tuesday, May 15, 2007. The conference call will be broadcast live and can be accessed by dialing 1-866-770-7125 (domestic) or 1-617-213-8066 (international) and entering passcode 17210329. Interested parties should call at least ten (10) minutes prior to the call to register. The company will also provide an on-line Web simulcast of its conference call. The Web simulcast will be available on-line by visiting http://www.affiniongroup.com

A telephonic replay of the call will be available through midnight May 18, 2007 by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international) and entering passcode 71303177.

About Affinion

Affinion is a leading affinity direct marketer of value-added membership, insurance and package enhancement programs and services to consumers, with over 30 years of experience. Affinion currently offers its programs and services worldwide through more than 5,200 affinity partners. Affinion’s diversified base of affinity partners includes leading companies in a wide variety of industries, including financial services, retail, travel, telecommunications, utilities and Internet. Affinion markets to consumers using direct mail, online marketing, in-branch marketing, telemarketing and other marketing methods. Affinion also has a loyalty solutions operation which manages points-based loyalty programs.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, Affinion’s expectations regarding the performance of its business, its liquidity and capital resources, its guidance for 2007 and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, market place consolidation among financial institution affinity partners, industry trends, the effects of a decline in travel on Affinion’s travel fulfillment business, termination or expiration of one or more agreements with its affinity partners or a reduction of the marketing of its services by one or more of its affinity partners, the outcome of numerous legal actions, its substantial leverage, costs of developing its own stand-alone systems and transitioning to an independent company, restrictions contained in its debt agreements, its inability to compete effectively and other risks identified and discussed under the caption “Item 1A. Risk Factors” in Affinion’s Annual Report on Form 10-K for the year ended December 31, 2006 and the other periodic reports filed by Affinion with the SEC from time to time.

Financial Tables and Other Data Follow

TABLE 1

AFFINION GROUP, INC.

UNAUDITED SUPPLEMENTAL DATA FOR SELECTED

BUSINESS SEGMENTS

The following table provides data for selected business segments.

	For the Three Months Ended March 31,
	2007	2006
Membership Operations:
Retail
Average Members(1) (000’s)	8,532	9,451
% Monthly Members	36.4%	32.6%
% Annual Members	63.6%	67.4%
Annualized Net Revenue Per Average Member(2)	$68.91	$66.38
Wholesale
Average Members (1) (3) (000’s)	3,815	3,904
Portion for service formerly retail (000’s)	2,156	1,900
Retail including wholesale formerly retail (000’s)	10,688	11,351
Global Membership Operations:
Retail
Average Members(1) (4) (000’s)	8,724	9,492
Annualized Net Revenue Per Average Member(2)	$69.79	$66.40
Average Retail Members including wholesale formerly retail(4) (000’s)	10,880	11,392
Insurance and Package Operations:
Insurance
Average Basic Insured(1) (000’s)	26,713	28,397
Average Supplemental Insured (000’s)	5,211	5,307
Annualized Net Revenue Per Supplemental Insured(2)	$49.87	$46.32
Package
Average Members(1) (000’s)	6,389	7,124
Annualized Net Revenue Per Average Member(2)	$13.57	$13.60
International Operations:
Package
Average Members(1) (000’s)	16,287	17,930
Annualized Net Revenue Per Average Package Member(2)	$7.56	$6.26
Other Retail Membership
Average Members(1) (000’s)	2,419	2,309
Annualized Net Revenue Per Average Member(2)	$21.81	$20.36
New Retail Membership
Average Members(1) (000’s)	192	41
Annualized Net Revenue Per Average Member(2)	$109.15	$71.20

(1)

Average Members and Average Basic Insured for the period are calculated by determining the average members or insureds, as applicable, for each month (adding the number of members or insureds, as applicable, at the beginning of the month with the number of members or insureds, as applicable, at the end of the month and dividing that total by two) for each of the months in the period and then averaging that result for the period. A member’s or insured’s, as applicable, count is removed in the period in which the member or insured, as applicable, has cancelled.

(2)

Annualized Net Revenue Per Average Member and Annualized Net Revenue Per Supplemental Insured are each calculated by taking the revenues as reported for the period and dividing it by the average members or insureds, as applicable, for the period. Upon cancellation of a member or an insured, as applicable, the member’s or insured’s, as applicable, revenues are no longer recognized in the calculation.

(3)	Includes 2,156,000 and 1,900,000 average members for the quarters ended March 31, 2007 and 2006, respectively, related to wholesale programs historically offered under retail arrangements.
(4)	Includes International Operations New Retail Average Members.

TABLE 2

AFFINION GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$40.2	$84.3
Restricted cash	29.7	28.8
Receivables (net of allowance for doubtful accounts of $1.7 and $2.4, respectively)	69.4	70.7
Receivables from related parties	20.9	15.5
Profit-sharing receivables from insurance carriers	71.7	59.5
Prepaid commissions	65.5	72.5
Income taxes receivable	1.0	3.2
Other current assets	37.9	39.4

Total current assets	336.3	373.9
Property and equipment, net	95.9	100.0
Contract rights and list fees, net	59.0	62.0
Goodwill	300.8	300.0
Other intangibles, net	939.4	1,005.5
Other non-current assets	48.1	48.1

Total assets	$1,779.5	$1,889.5

Liabilities and Stockholder’s Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$50.2	$50.2
Accounts payable and accrued expenses	259.5	279.3
Payables to related parties	5.4	11.9
Deferred revenue	267.2	272.3
Deferred income taxes	10.5	11.5

Total current liabilities	592.8	625.2
Long-term debt	1,333.4	1,358.2
Deferred income taxes	12.7	20.2
Deferred revenue	35.8	27.7
Other long-term liabilities	51.6	44.5

Total liabilities	2,026.3	2,075.8

Minority interests	0.4	0.6

Stockholder’s Equity (Deficit):
Common stock and additional paid-in capital, $0.01 par value, 1,000 shares authorized, and 100 shares issued and outstanding	380.9	380.9
Accumulated deficit	(638.7)	(574.5)
Accumulated other comprehensive income	10.6	6.7

Total stockholder’s equity (deficit)	(247.2)	(186.9)

Total liabilities and stockholder’s equity (deficit)	$1,779.5	$1,889.5

TABLE 3

AFFINION GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

	Three Months Ended
	March 31, 2007	March 31, 2006
Net revenues	$320.5	$245.9

Expenses:
Marketing and commissions	150.0	134.1
Operating costs	86.0	75.3
General and administrative	32.4	29.0
Depreciation and amortization	78.9	101.7

Total expenses	347.3	340.1

Loss from operations	(26.8)	(94.2)
Interest income	1.2	1.2
Interest expense	(36.0)	(34.1)

Loss before income taxes and minority interests	(61.6)	(127.1)
Income tax (expense) benefit	(1.6)	0.9
Minority interests, net of tax	(0.1)	(0.1)

Net loss	$(63.3)	$(126.3)

TABLE 4

AFFINION GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Three Months Ended
	March 31, 2007	March 31, 2006
Operating Activities
Net loss	$(63.3)	$(126.3)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	78.9	101.7
Amortization of favorable and unfavorable contracts	(0.7)	—
Amortization of debt discount and financing costs	1.5	4.4
Unrealized (gain) loss on interest rate swap	0.9	(3.1)
Stock-based compensation	0.8	0.5
Deferred income taxes	(0.5)	(4.1)
Net change in assets and liabilities:
Restricted cash	(0.8)	(0.1)
Receivables	1.6	(12.8)
Receivables from related parties	—	(4.6)
Profit-sharing receivables from insurance carriers	(12.2)	1.1
Prepaid commissions	6.5	(16.8)
Other current assets	2.2	2.2
Contract rights and list fees	(0.8)	(4.1)
Other non-current assets	(1.6)	(3.0)
Accounts payable and accrued expenses	(18.6)	(13.8)
Payables to related parties	(3.9)	1.4
Deferred revenue	2.9	71.1
Income taxes receivable and payable	3.0	1.1
Other long-term liabilities	(1.7)	(1.8)
Minority interests and other, net	0.1	0.3

Net cash used in operating activities	(5.7)	(6.7)

Investing Activities
Capital expenditures	(4.9)	(4.4)
Restricted cash	—	2.1

Net cash used in investing activities	(4.9)	(2.3)

Financing activities
Principal payments on borrowings	(25.0)	(20.1)
Receivables from related parties	(8.1)	—
Distribution to minority shareholder of a subsidiary	(0.4)	—

Net cash used in financing activities	(33.5)	(20.1)

Effect of changes in exchange rates on cash and cash equivalents	—	0.4

Net decrease in cash and cash equivalents	(44.1)	(28.7)
Cash and cash equivalents, beginning of period	84.3	113.4

Cash and Cash Equivalents, end of period	$40.2	$84.7

Supplemental Disclosure of Cash Flow Information:
Interest payments	$16.7	$26.3
Income tax payments	$1.7	$2.7

TABLE 5

AFFINION GROUP, INC.

UNAUDITED COMPARISON OF 2007 TO 2006 RESULTS

(In millions)

The following table summarizes our consolidated results of operations for the three months ended March 31, 2007 and 2006.

	For the Three Months Ended March 31, 2007	For the Three Months Ended March 31, 2006	Increase/ (Decrease) Related to the Transactions	Increase/ (Decrease) Other
Net revenues	$320.5	$245.9	$77.8	$(3.2)

Expenses:
Marketing and commissions	150.0	134.1	17.7	(1.8)
Operating costs	86.0	75.3	14.2	(3.5)
General and administrative	32.4	29.0	(4.6)	8.0
Depreciation and amortization	78.9	101.7	(20.1)	(2.7)

Total expenses	347.3	340.1	7.2	—

Income (loss) from operations	(26.8)	(94.2)	70.6	(3.2)
Interest income	1.2	1.2	—	—
Interest expense	(36.0)	(34.1)	—	1.9

Income (loss) before income taxes and minority interests	(61.6)	(127.1)	70.6	(5.1)
Income tax (expense) benefit	(1.6)	0.9	(4.5)	2.0
Minority interests, net of tax	(0.1)	(0.1)	—	—

Net income (loss)	$(63.3)	$(126.3)	$66.1	$(3.1)

Purchase accounting adjustments made in the Transactions had a significant impact on the Company’s consolidated results of operations in 2007. These entries, which are non-cash in nature, increased net revenues by $77.8 million and income from operations by $70.6 million for the three month period ended March 31, 2007. Because deferred revenues were reduced in purchase accounting, net revenues recognized for periods following the Transactions will be less than they otherwise would have been, and such impact will decline in future periods. Also, the Company recorded a liability in purchase accounting for the fair value of servicing the Company’s members existing at the date of the Transactions for which no revenue will be recognized in the future. Because the liability recorded in purchase accounting will be used to offset future servicing costs for such members, the Company’s operating costs will be lower for periods following the Transactions than they otherwise would have been. Similarly, because prepaid commissions were reduced in purchase accounting, marketing and commissions expense for periods following the Transactions will be less than they otherwise would have been. The effect of these and other purchase accounting adjustments on the Company’s consolidated results of operations for the three months ended March 31, 2007 was to increase net revenues by $77.8 million, marketing and commissions expense by $17.7 million, and operating costs by $14.2 million. Additionally, in 2007 the Company recorded $20.1 million less depreciation and amortization expense which positively affected results of operations.

TABLE 6

AFFINION GROUP INC.

UNAUDITED OPERATING SEGMENT RESULTS

(In millions)

Net revenues and Segment EBITDA by operating segment for the three months ended March 31, 2007 and 2006 are as follows:

	Net Revenues				Segment EBITDA (1)
	For the Three Months Ended		Increase (Decrease) Related to the Transactions	Other Increase (Decrease)	For the Three Months Ended		Increase (Decrease) Related to the Transactions	Other Increase (Decrease)
	March 31, 2007	March 31, 2006			March 31, 2007	March 31, 2006
Membership operations	$170.5	$108.0	$71.2	$(8.7)	$19.3	$(20.0)	$46.6	$(7.3)
Insurance and package operations	90.4	89.0	0.2	1.2	33.8	24.0	0.2	9.6
International operations	48.3	33.2	5.9	9.2	3.2	(0.1)	3.2	0.1
Loyalty operations	12.5	17.3	0.5	(5.3)	2.9	4.6	0.5	(2.2)
Eliminations	(1.2)	(1.6)	—	0.4	—	—	—	—

Total reportable segments	320.5	245.9	77.8	(3.2)	59.2	8.5	50.5	0.2
Corporate	—	—	—	—	(7.1)	(1.0)	—	(6.1)

Total	$320.5	$245.9	$77.8	$(3.2)	52.1	7.5	50.5	(5.9)

Less: Depreciation and amortization					(78.9)	(101.7)	(20.1)	(2.7)

Loss from operations					$(26.8)	$(94.2)	$70.6	$(3.2)

(1)	See Reconciliation of Non-GAAP Financial Measures on Table 7 for a discussion on Segment EBITDA.

TABLE 7

AFFINION GROUP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions, except ratios)

Set forth below is a reconciliation of consolidated net loss for the twelve months ended March 31, 2007 and three months ended March 31, 2007 and 2006 to Segment EBITDA and Adjusted EBITDA.

	Twelve Months Ended	Three Months Ended
	March 31, 2007	March 31, 2007	March 31, 2006
Net loss	$(375.2)	$(63.3)	$(126.3)
Interest expense, net	145.0	34.8	32.9
Income tax expense (benefit)	8.8	1.6	(0.9)
Minority interests, net of tax	0.3	0.1	0.1
Depreciation and amortization	374.0	78.9	101.7

Segment EBITDA (a)	152.9	52.1	7.5
Effect of the Transactions, reorganizations and non-recurring revenue and gains (b)	77.9	1.6	51.7
Certain legal costs (c)	0.8	0.1	0.3
Net cost savings (d)	13.9	6.9	0.4
Other, net (e)	18.8	0.7	1.2

Adjusted EBITDA (a)	$264.3	$61.4	$61.1

Interest coverage ratio(f)	2.13
Consolidated leverage ratio(g)	5.11

(a)

Segment EBITDA consists of income from operations before depreciation and amortization. Segment EBITDA is the measure management uses to evaluate segment performance and we present segment EBITDA to enhance your understanding of our operating performance. We use Segment EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that Segment EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted EBITDA is defined as Segment EBITDA further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of the adjustments to Segment EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain non-cash items and unusual items. However, Segment EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our Segment EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our Segment EBITDA and Adjusted EBITDA as alternatives to operating or net income determined in accordance with U.S. GAAP, as indicators of our operating performance or as alternatives to cash flows from operating activities determined in accordance with U.S. GAAP, or as indicators of cash flows, or as a measure of liquidity.

(b)

Effect of the Transactions, reorganizations and non-recurring revenue and gains – eliminates the effects of the Transactions, prior business reorganizations and non-recurring revenue and gains. For the twelve months ended March 31, 2007 and three months ended March 31, 2007 and 2006, the amounts primarily relate to the effect of the Transactions.

(c)	Certain legal costs—represents legal costs for certain litigation matters.
(d)

Net cost savings—represents: (i) the elimination of certain incremental stand-alone costs, (ii) the elimination of costs associated with facilities closure and severance incurred in 2006 and 2007 and (iii) the elimination of stock-based compensation expense.

(e)

Other, net—represents: (i) net changes in other reserves in 2006 and 2007, (ii) the 2006 goodwill impairment charge related to the goodwill ascribed to the Loyalty business, and (iii) consulting fees paid to Apollo in 2006 and 2007.

(f)

The interest coverage ratio is defined in our senior secured credit facility (Adjusted EBITDA, as defined, to interest expense, as defined). The interest coverage ratio must be greater than 1.45 to 1.0 at March 31, 2007.

(g)

The consolidated leverage ratio is defined in our senior secured credit facility (total debt, as defined, to Adjusted EBITDA, as defined). The consolidated leverage ratio must be less than 7.00 to 1.0 at March 31, 2007.